                                                                                                        Exhibit 8.1

                                          [Letterhead of Kutak Rock LLP]

                                                   May 15, 2002

Acxiom Corporation
P.O. Box 8180, 1 Information Way
Little Rock, Arkansas 72203

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (the "Registration
Statement") initially filed by Acxiom Corporation (the "Company"), on May 15, 2002, with the Securities and
Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to (i) $175,000,000 aggregate principal amount at maturity of convertible subordinate notes due 2009 issued by the Company on
February 6, 2002 (collectively, the "Notes"), and (ii) shares of the Company's common stock, $0.10 par value per share (the "Shares"), issuable upon conversion of the Notes.  The Notes have been issued pursuant to an
Indenture, dated as of February 6, 2002, between the Company and U.S. Bank National Association, as trustee (the
"Indenture").  The Notes and the Shares are to be offered and sold by certain selling securityholders of the
Company from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the
Company and to the authorization and issuance of the Notes and the Shares, including the Indenture and
Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury
Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time.  This opinion is rendered as of the date hereof and we undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the statements under the caption "Certain United States Federal Income Tax Consequences" in the prospectus included in the Registration Statement, insofar as such statements constitute a summary of the United States federal tax laws referred to therein, are accurate and fairly summarize in all material respects the United
States federal tax laws referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption "Certain United States Federal Income Tax Consequences" in the
prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is limited to the U.S. federal tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality.

                                                     Very truly yours,

                                                     /s/ Kutak Rock LLP